EXHIBIT 99

Company Contacts: Dr. Steven Tsengas, CEO

or

John G. Murchie, VP/Treasurer

(440) 354-6500

For Immediate Release

OurPet's Releases Third Quarter and Year-To-Date Results

    Nine Month Results:

Sales Increase 22%

Gross Profit Increases 27%

Net Income Increases $216,452
    Secures $300,000 Bank Financing
    Plans to expand product Offerings by over 25%

Fairport Harbor, OH -- October 25, 2005: OurPet's Company (OPCO OTCBB) today reported financial results for its third quarter and nine months ended September 30, 2005. For the nine months of 2005 net sales were $4,978,373, an increase of 22% compared to $4,094,704 for the prior year nine months. The income from operations was $229,279 compared to a loss from operations for the prior year of $4,344 for an improvement of $233,623. Net income for the nine months was $170,270 compared to a net loss for the prior year of $46,182 for an improvement of $216,452.

Net sales for the third quarter were $1,619,413, an increase of 6% compared to $1,534,681 for the prior year third quarter. The income from operations was $63,354 compared to the prior year of $55,676 for an improvement of $7,678. Net income for the quarter was $42,839 compared to the prior year of $40,909 for an improvement of $1,930. Incoming orders from retail accounts were affected by the high energy costs, hurricane disruptions and newly implemented inventory reduction programs. "I was pleased that we were able to sustain our revenue and profit growth in spite of these external challenges and while increasing our internal expenditures related to product and market development", said Dr. Tsengas, CEO of OurPet's Company.

"We remain very optimistic about the future of OurPet's and the pet industry and hope to grow our product offerings by over 25 percent in the next six months. To support its new product development, tooling and market launch, OurPet's successfully negotiated and obtained a long term loan of $300,000. These new products and new marketing strategies should allow us to expand future revenues and profits by growing current customer sales as well as obtaining new accounts and entering new market segments" explained Dr. Tsengas.

The following table summarizes financial highlights:

	Third Quarter		Nine Months
	2005	2004	2005	2004
Net Sales	$1,619,413	$1,534,681	$4,978,373	$4,094,704
Gross Profit	420,318	423,251	1,349,405	1,062,022
Income (Loss) From Operations	63,354	55,676	229,279	(4,344)
Net Income (Loss)	42,839	40,909	170,270	(46,182)
Earnings (Loss) Per Share*	0.00	0.00	0.01	(0.01)

* Basic and diluted net income per common share after dividend requirements for preferred stock.

Effective August 1st, OurPet's has completely revised its web site at www.ourpets.com to give improved information to customer and investors about its products, business and financial results. Website visitors can also purchase products through the listed retailers or real-time through an approved E-commerce Site. "We are very excited and proud of our new Website and encourage everyone to visit it," said Dr. Steven Tsengas. Action to identify an Investor Relations firm to improve communications with the investment community continues.

OurPet's designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. The APPMA * estimates that the pet industry will expand to $35.9 billion in 2005 vs. 17 billion in 1994, making it the seventh largest industry in the USA and 60 percent larger than the toy industry.

* APPMA, 2005/2006 National Pet Owners Survey
OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(unaudited)

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2005 2004		2005 2004

Net revenue	$4,978,373	$4,094,704	$1,619,413	$1,534,681
Less: Costs and expenses
Cost of goods sold	3,628,968	3,032,682	1,199,095	1,111,430
Selling, general and administrative expenses	1,120,126	1,066,366	356,964	367,575
Other income and expense	6,906	2,296	707	(1)
Interest expense	52,103	39,542	19,808	14,768
Net income (loss)	$170,270	$(46,182)	$42,839	$40,909

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For
Preferred Stock	$0.01	$(0.01)	$0	$0

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)

ASSETS
Cash and equivalents	$94,249	$28,989
Receivables, net	872,648	701,033
Inventories	2,026,895	1,425,652
Prepaid expenses	118,800	112,752
Total current assets	3,112,592	2,268,426
Property and equipment, net	711,385	744,348
Other	217,406	222,722

Total assets	$4,041,383	$3,235,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current maturities
of long-term debt	$1,088,936	$711,920
Accounts payable	946,794	631,534
Accrued expenses	141,703	93,903
Total current liabilities	2,177,433	1,437,357
Long-term debt	30,165	134,624
Stockholders' Equity	1,833,785	1,663,515

Total liabilities and stockholders' equity	$4,041,383	$3,235,496

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects," "anticipates," "believes," "expects," "intends," "will," "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company's expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company's ability to manage its operating expenses and realize operating efficiencies, (2) the company's ability to maintain and grow its sales with existing and new customers, (3) the company's ability to retain existing members of its senior management team and to attract additional management employees, (4) the company's ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company's products, (6) competition from existing or new participants in the pet products industry, (7) the company's ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company's patents or trademarks on existing or new products, or (9) the company's ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company's periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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